Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261323
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated December 6, 2021)
Navitas Semiconductor Corporation
Up to 87,007,757 Shares of Class A Common Stock
Up to 4,741,667 Warrants
This prospectus supplement no. 2 amends and supplements the prospectus dated December 6, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261323). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 4, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.
The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 13,100,000 shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the Public Warrants and the Private Placement Warrants (each as defined in the Prospectus); and (2) the offer and sale, from time to time, by the selling securityholders identified in the Prospectus, or their permitted transferees, of (i) up to 87,007,757 shares of Common Stock, (ii) up to 4,666,667 Private Placement Warrants and (iii) up to 75,000 Public Warrants held by certain of our directors and their affiliates.
The Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC (the “NASDAQ”) under the symbols “NVTS” and “NVTSW,” respectively. On February 3, 2022, the last reported sales price of the Common Stock was $8.96 per share and the last reported sales price of our Public Warrants was $2.33 per warrant. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks that are described in the section entitled “Risk Factors” beginning on page 6 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 4, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2022

NAVITAS SEMICONDUCTOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39755	85-2560226
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

22 Fitzwilliam Square South,	Dublin,	Ireland	D02 FH68
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (844) 654-2642

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NVTS	The Nasdaq Stock Market LLC
Warrants to receive one share of Class A Common Stock at an exercise price of $11.50 per share	NVTSW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On February 4, 2022, Navitas Semiconductor Corporation (“Navitas”) issued a press release announcing the redemption of all of its outstanding publicly traded and privately held warrants to purchase shares of its Class A common stock that were issued under the Warrant Agreement, dated as of December 2, 2020, between Navitas (f/k/a Live Oak Acquisition Corp. II) and Continental Stock Transfer & Trust Company (the “Warrant Agent”), at 5:00 p.m. New York City time on March 7, 2022, for a redemption price of $0.10 per warrant. A copy of the press release announcing the redemption is filed as Exhibit 99.1 to this report and incorporated herein by reference.

At Navitas’ direction, the Warrant Agent is delivering a Notice of Redemption to registered holders of outstanding warrants. A copy of the Notice of Redemption is filed as Exhibit 99.2 to this report and incorporated herein by reference.

None of this current report, the press release or the Notice of Redemption attached as exhibits constitutes an offer to sell or the solicitation of an offer to buy any Navitas securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated February 4, 2022
99.2	Notice of Redemption, dated February 4, 2022
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVITAS SEMICONDUCTOR CORPORATION

Dated: February 4, 2022
	By:	/s/ Gene Sheridan
Gene Sheridan
President and Chief Executive Officer